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Exhibit 99

Aon Completes Common Stock Offering
and Separate Private Offering of Convertible Debentures

        CHICAGO, Illinois—November 7, 2002—Aon Corporation (NYSE: AOC) today announced the successful completion of its follow-on common stock offering and its separate private offering of convertible debentures. The over-allotment for the common stock offering and the additional principal amount available under the private offering were both fully exercised.

        A total of 36.8 million shares of common stock were sold at a price of $17.18 per share. Net proceeds were approximately $606.5 million. As of November 7, 2002, Aon has approximately 310 million common shares outstanding (net of treasury shares including approximately 22 million shares held by wholly-owned subsidiaries). At September 30, 2002, Aon had 272,965,071 shares of common stock outstanding.

        Aon also sold $300 million of 3 1/2% senior convertible debentures due 2012 in a separate private offering. Net proceeds from the offering were approximately $292.3 million. Under certain circumstances, the debentures are convertible into shares of Aon common stock at a rate of 46.5658 shares per $1,000 principal amount of debentures (a conversion price of approximately $21.475 per common share). The debentures were sold to qualified institutional buyers.

        The common stock and debentures were issued today. Aon expects to use the net proceeds from the two offerings to repay a portion of outstanding commercial paper and other short-term debt.

        Aon Corporation (www.aon.com) is a holding company that is comprised of a family of insurance brokerage, consulting and insurance underwriting subsidiaries.

        The convertible debentures and the common stock issuable upon conversion of the debentures have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws

        This press release may contain certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results, depending on a variety of factors. Potential factors that could impact results include the general economic conditions in different countries around the world, fluctuations in global equity and fixed income markets, rating agency actions, the cost and availability of financing, the completion, cost and timing of the capital enhancement plan, changes in commercial property and casualty premium rates, the competitive environment, the actual cost of resolution of contingent liabilities and other loss contingencies, the ultimate impact of the business transformation plan, and the timing and resolution of related insurance and reinsurance issues relating to the events of September 11, 2001. Further information concerning the Company and its business, including factors that potentially could materially affect the Company's financial results, are contained in the Company's filings with the Securities and Exchange Commission.

Investor Contact:	Sean O'Neill Vice President, Financial Relations 312-381-3983

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  Exhibit 99